C.H. Robinson 14701 Charlson Rd. Eden Prairie, MN 55347 www.chrobinson.com
FOR IMMEDIATE RELEASE	FOR INQUIRIES, CONTACT: Chuck Ives, Senior Director of Investor Relations Email: chuck.ives@chrobinson.com

C.H. Robinson Reports 2025 Third Quarter Results
Eden Prairie, MN, October 29, 2025 - C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (Nasdaq: CHRW) today reported financial results for the quarter ended September 30, 2025.
Third Quarter Highlights:
•Sustained outperformance delivered by disciplined execution of the company's strategic initiatives, generating demonstrable market share gains, gross margin expansion, and higher operating margins
•Income from operations increased 22.6% to $220.8 million
•Adjusted operating margin(1) increased 680 basis points to 31.3%
•Diluted earnings per share (EPS) increased 67.5% to $1.34
•Adjusted diluted EPS(1) increased 9.4% to $1.40
•Cash generated by operations increased by $167.4 million to $275.4 million
(1) Adjusted operating margin and adjusted diluted EPS are non-GAAP financial measures. The same factors described in this release that impacted these non-GAAP measures also impacted the comparable GAAP measures. Refer to pages 11 through 13 for further discussion and GAAP to Non-GAAP Reconciliations.

"The third quarter of 2025 was marked by a continued soft freight environment, with the Cass Freight Shipment Index declining year-over-year for the 12th consecutive quarter. The Cass index reading was the lowest third quarter reading since the financial crisis of 2009. And despite a fairly steady exit of trucking capacity over the past three years, truckload spot rates continue to bounce along the bottom due to low demand," said President and Chief Executive Officer, Dave Bozeman. "International freight has been impacted by global trade policies, which caused previous front-loading, a dislocation of shipments and a softer than normal peak season. Combined with excess vessel capacity, this caused ocean rates to decline substantially versus a year ago, consistent with the expectations that we laid out at our Investor Day in December. Ocean rates also declined substantially within the third quarter, causing our adjusted gross profit per ocean shipment to decline 27% from June to September. These factors led to unfavorable conditions for global transportation companies in the third quarter. We are not immune to the market, and the volume and rate dynamics in Global Forwarding are certainly headwinds we are facing."

"But this is a new C.H. Robinson, and we don’t use the macro environment as an excuse. We are a fundamentally different company than we were two years ago, illustrated by the company’s consistent outperformance versus the market," Bozeman added. "Our third quarter results provide another proof point of the disciplined execution of our strategy. In NAST, we grew our combined truckload and LTL volume by approximately 3.0% year-over-year and demonstrably grew market share versus a 7.2% decline in the Cass Freight Shipment Index. This was accomplished while expanding gross margins for the 8th consecutive quarter and further increasing productivity and operating leverage while growing volume. This resulted in a 39% adjusted operating margin in NAST and further progress toward our 40% mid-cycle adjusted operating margin target for NAST."

"In Global Forwarding, we expanded gross margins by 380 basis points year-over-year through improved revenue management discipline. We also continued to improve our productivity, which has now increased by more than 55% in Global Forwarding since the end of 2022. This improvement in our operating leverage enabled us to achieve our 30% mid-cycle adjusted operating margin target in the third quarter, despite the difficult market conditions."

"With seven consecutive quarters of consistent outperformance through the disciplined execution of the strategy that we shared at our 2024 Investor Day, there is no doubt in our minds that we are on the right path to deliver sustainable outperformance. Our model, with an industry-leading cost to serve, is highly scalable and we expect it will improve further as we harness the evolving power of AI to drive automation across the quote-to-cash lifecycle of a load. We’re still in the early innings of our Lean AI journey - call it third inning in NAST and first inning in Global Forwarding. Lean AI is our unique, disciplined approach to AI innovation that transforms supply chains. By combining the principles of Lean methodology in our Robinson operating model with the power of AI, Lean AI is designed to maximize value and minimize waste for better outcomes. It is uniquely enabled by our leading AI technology, our expert logisticians and our Lean operating model that drives continuous improvement," said Bozeman.

Summary of Third Quarter of 2025 Results Compared to the Third Quarter of 2024
•Total revenues decreased 10.9% to $4.1 billion, primarily driven by lower pricing and volume in our ocean services, the divestiture of our Europe Surface Transportation business, and lower pricing in our truckload services. This was partially offset by higher volume in our truckload services.
•Gross profits decreased 4.4% to $691.7 million. Adjusted gross profits(1) decreased 4.0% to $706.1 million, primarily driven by lower adjusted gross profit per transaction and volume in our ocean services and the divestiture of our Europe Surface Transportation business. This was partially offset by higher adjusted gross profit per transaction in our less than truckload ("LTL") and customs services and higher volume in our truckload services.
•Operating expenses decreased 12.6% to $485.2 million. Personnel expenses decreased 3.4% to $349.3 million, primarily due to the divestiture of our Europe Surface Transportation business and cost optimization efforts and productivity improvements. This was partially offset by higher restructuring charges related to workforce reductions. Average employee headcount declined 10.8%. Other selling, general and administrative (“SG&A”) expenses decreased 29.8% to $135.9 million, primarily due to a $57.0 million loss in the prior year related to the divestiture of our Europe Surface Transportation business.
•Income from operations totaled $220.8 million, up 22.6% due to the decrease in operating expenses, partially offset by the decrease in adjusted gross profit. Adjusted operating margin(1) of 31.3% increased 680 basis points.
•Interest and other income/expense, net totaled $15.6 million of expense, consisting primarily of $15.8 million of interest expense, which decreased $6.3 million versus last year due to a lower average debt balance and lower variable interest rates.
•The effective tax rate in the quarter was 20.6%, compared to 32.4% in the third quarter of 2024. The decrease in the third quarter of 2025 was driven by the impact of non-recurring discrete items and the divestiture of our European Surface Transportation business in the prior year and stock-based compensation, partially offset by a reduced benefit from U.S. tax credits in the current year.
•Net income totaled $163.0 million, up 67.6% from a year ago. Diluted EPS of $1.34 increased 67.5%. Adjusted diluted EPS(1) of $1.40 increased 9.4%.
(1) Adjusted gross profits, adjusted operating margin and adjusted diluted EPS are non-GAAP financial measures. The same factors described in this release that impacted these non-GAAP measures also impacted the comparable GAAP measures. Refer to pages 11 through 13 for further discussion and GAAP to Non-GAAP Reconciliations.

Summary of 2025 Year-to-Date Results Compared to 2024
•Total revenues decreased 9.0% to $12.3 billion, primarily driven by the divestiture of our Europe Surface Transportation business, in addition to lower pricing and volume in our ocean services and lower fuel surcharges in our truckload services.
•Gross profits decreased 0.9% to $2.0 billion. Adjusted gross profits(1) decreased 0.4% to $2.1 billion, primarily driven by lower adjusted gross profit per transaction in our ocean services and the divestiture of our Europe Surface Transportation business, which were partially offset by higher adjusted gross profit per transaction in our truckload and LTL services.
•Operating expenses decreased 8.5% to $1.5 billion. Personnel expenses decreased 6.2% to $1.0 billion, primarily due to cost optimization efforts and productivity improvements and the divestiture of our Europe Surface Transportation business. Average employee headcount declined 10.9%. Other SG&A expenses decreased 13.7% to $425.6 million primarily due to a $57.0 million loss in the prior year related to the divestiture of our Europe Surface Transportation business.
•Income from operations totaled $613.6 million, up 26.4% from last year due to the decrease in operating expenses. Adjusted operating margin(1) of 29.6% increased 630 basis points.
•Interest and other income/expense, net totaled $57.7 million of expense, primarily consisting of $49.4 million of interest expense, which decreased $17.6 million versus last year, due to a lower average debt balance and lower variable interest rates. The year-to-date results also include an $8.3 million net loss from foreign currency revaluation and realized foreign currency gains and losses.
•The effective tax rate for the nine months ended September 30, 2025 was 18.9% compared to 23.0% in the year-ago period. The decrease was driven by the impact of non-recurring discrete items and the divestiture of our European Surface Transportation business in the prior year and stock-based compensation, partially offset by a reduced benefit from U.S. tax credits in the current year.
•Net income totaled $450.8 million, up 42.5% from a year ago. Diluted EPS of $3.71 increased 41.1%. Adjusted diluted EPS(1) of $3.86 increased 17.0%.
(1) Adjusted gross profits, adjusted operating margin and adjusted diluted EPS are non-GAAP financial measures. The same factors described in this release that impacted these non-GAAP measures also impacted the comparable GAAP measures. Refer to pages 11 through 13 for further discussion and GAAP to Non-GAAP Reconciliations.

North American Surface Transportation (“NAST”) Results
Summarized financial results of our NAST segment are as follows (dollars in thousands):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	% change	2025	2024	% change
Total revenues	$2,965,694	$2,934,617	1.1%	$8,752,341	$8,924,839	(1.9)%
Adjusted gross profits(1)	444,139	420,664	5.6%	1,294,711	1,237,431	4.6%
Income from operations	172,878	148,767	16.2%	480,540	398,764	20.5%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

Third quarter total revenues for the NAST segment totaled $3.0 billion, an increase of 1.1% over the prior year, primarily driven by higher volumes in both our truckload and LTL services, partially offset by lower pricing in truckload services. NAST adjusted gross profits increased 5.6% in the quarter to $444.1 million. Adjusted gross profits in truckload increased 2.9% due to a 3.0% increase in volume. Our average truckload linehaul rate per mile charged to our customers, which excludes fuel surcharges, decreased approximately 1.5% in the quarter compared to the prior year, while truckload linehaul cost per mile, excluding fuel surcharges, decreased 1.5%, resulting in a flat truckload adjusted gross profit per mile. LTL adjusted gross profits increased 11.0% versus the year-ago period, driven by a 8.0% increase in adjusted gross profit per order and a 2.5% increase in LTL volume. Total NAST truckload and LTL volume increased 3.0% for the quarter and outpaced the market indices. Operating expenses decreased 0.2%, primarily due to cost optimization efforts and productivity improvements, partially offset by higher incentive compensation. Third quarter average employee headcount was down 7.3% year-over-year. Income from operations increased 16.2% to $172.9 million, and adjusted operating margin expanded 350 basis points to 38.9%.

Global Forwarding Results
Summarized financial results of our Global Forwarding segment are as follows (dollars in thousands):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	% change	2025	2024	% change
Total revenues	$786,347	$1,141,190	(31.1)%	$2,359,035	$2,921,050	(19.2)%
Adjusted gross profits(1)	191,755	234,636	(18.3)%	563,964	598,748	(5.8)%
Income from operations	49,021	88,115	(44.4)%	143,294	160,649	(10.8)%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

Third quarter total revenues for the Global Forwarding segment decreased 31.1% to $786.3 million, primarily driven by lower pricing and volume in our ocean services. Adjusted gross profits decreased 18.3% in the quarter to $191.8 million. Ocean adjusted gross profits decreased 32.5%, driven by a 27.5% decrease in adjusted gross profit per shipment and a 7.0% decline in shipments. Air adjusted gross profits increased 5.4%, driven by a 17.0% increase in adjusted gross profit per metric ton shipped, partially offset by a 10.0% decline in metric tons shipped. Customs adjusted gross profits increased 28.6%, driven by a 30.5% increase in adjusted gross profit per transaction, partially offset by a 1.5% reduction in transaction volume. Operating expenses decreased 2.6%, primarily due to cost optimization efforts and productivity improvements and lower incentive compensation and claims expense, partially offset by current year restructuring charges related to workforce reductions. Third quarter average employee headcount decreased 6.7% year-over-year. Income from operations decreased 44.4% to $49.0 million, and adjusted operating margin declined 1,200 basis points to 25.6% in the quarter.

All Other and Corporate Results

Total revenues and adjusted gross profits for Robinson Fresh, Managed Solutions and Other Surface Transportation are summarized as follows (dollars in thousands):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	% change	2025	2024	% change
Total revenues	$384,805	$568,834	(32.4)%	$1,208,753	$1,694,411	(28.7)%
Adjusted gross profits(1):
Robinson Fresh	$40,195	$36,708	9.5%	$122,243	$110,327	10.8%
Managed Solutions	29,988	27,949	7.3%	86,841	85,637	1.4%
Other Surface Transportation(2)	—	15,296	(100.0)%	4,637	48,248	(90.4)%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.
(2) Includes our Europe Surface Transportation business, which was divested as of February 1, 2025.

Third quarter Robinson Fresh adjusted gross profits increased 9.5% to $40.2 million due to an increase in integrated supply chain solutions for foodservice customers. Managed Solutions adjusted gross profits increased 7.3% due to an increase in freight under management.

Other Income Statement Items
Interest and other income/expense, net totaled $15.6 million of expense, consisting primarily of $15.8 million of interest expense, which decreased $6.3 million versus the third quarter of 2024 due to a lower average debt balance and lower variable interest rates.
The third quarter effective tax rate was 20.6%, down from 32.4% in the third quarter of 2024. The lower rate in the third quarter of 2025 was driven by the impact of non-recurring discrete items and the divestiture of our European Surface Transportation business in the prior year and stock-based compensation, partially offset by a reduced benefit from U.S. tax credits in the current year. For 2025, we expect our full-year effective tax rate to be 18% to 20%.
Diluted weighted average shares outstanding in the quarter were up 0.1% year-over-year.

Cash Flow Generation and Capital Distribution
Cash generated from operations totaled $275.4 million in the third quarter, compared to $108.1 million in the third quarter of 2024. The $167.4 million increase in cash flow from operations was primarily related to a $65.8 million increase in net income and a $144.5 million decrease in cash used by changes in net operating working capital, due to a $21.0 million sequential increase in net operating working capital in the third quarter of 2025 compared to a $165.5 million sequential increase in the third quarter of 2024.
In the third quarter of 2025, cash returned to shareholders totaled $189.6 million, with $74.7 million in cash dividends and $114.9 million in repurchases of common stock.
Capital expenditures totaled $18.6 million in the quarter. Capital expenditures for 2025 are expected to be $65 million to $75 million.

About C.H. Robinson
C.H. Robinson is the global leader in Lean AI supply chains. For more than a century, companies everywhere have looked to us to reimagine how goods move. Now, as we redefine what’s next for the industry, that same drive fuels our commitment to Building Tomorrow’s Supply Chains, Today™. Trusted by 83,000 customers and 450,000 contract carriers, we manage 37 million shipments annually, representing $23 billion in freight. We deliver tailored solutions across the world via truckload, less-than-truckload, ocean, air, and more. With our unique combination of human insight and Lean AI working as one, supply chains move faster, smarter, and more sustainably. As a responsible global citizen, we proudly contribute millions to the causes that matter most to our employees. For more information, visit us at chrobinson.com (Nasdaq: CHRW).

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to, factors such as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; fuel price increases or decreases, or fuel shortages; competition and growth rates within the global logistics industry that could adversely impact our profitability and achieving our long-term growth targets; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; risks associated with seasonal changes or significant disruptions in the transportation industry; risks associated with identifying and completing suitable acquisitions; our dependence on and changes in relationships with existing contracted truck, rail, ocean, and air carriers; risks associated with the loss of significant customers; risks associated with reliance on technology to operate our business; cyber-security related risks; our ability to staff and retain employees; risks associated with operations outside of the U.S.; our ability to successfully integrate the operations of acquired companies with our historic operations or efficiently managing divestitures; climate change related risks; risks associated with our indebtedness; risks associated with interest rates; risks associated with litigation, including contingent auto liability and insurance coverage; risks associated with the potential impact of changes in government regulations including environmental-related regulations; risks associated with the changes to income tax regulations; risks associated with the produce industry, including food safety and contamination issues; the impact of changes in political and governmental conditions; changes to our capital structure; changes due to catastrophic events; risks associated with the usage of artificial intelligence technologies; risks associated with cybersecurity events; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during our financial results conference call will be current at the time of the call, and we undertake no obligation to update the replay.

Conference Call Information:
C.H. Robinson Worldwide Third Quarter 2025 Earnings Conference Call
Wednesday, October 29, 2025; 5:30 p.m. Eastern Time
Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at chrobinson.com.
To participate in the conference call by telephone, please call ten minutes early by dialing: 877-269-7756

Adjusted Gross Profit by Service Line
(in thousands)

This table of summary results presents our service line adjusted gross profits on an enterprise basis. The service line adjusted gross profits in the table differ from the service line adjusted gross profits discussed within the segments as our segments may have revenues from multiple service lines.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	% change	2025	2024	% change
Adjusted gross profits(1):
Transportation
Truckload	$273,885	$279,564	(2.0)%	$804,086	$811,164	(0.9)%
LTL	158,251	143,228	10.5%	458,848	430,187	6.7%
Ocean	110,422	163,314	(32.4)%	333,659	392,831	(15.1)%
Air	35,515	33,607	5.7%	102,786	95,045	8.1%
Customs	36,358	28,266	28.6%	98,376	81,013	21.4%
Other logistics services	56,421	54,338	3.8%	167,661	171,216	(2.1)%
Total transportation	670,852	702,317	(4.5)%	1,965,416	1,981,456	(0.8)%
Sourcing	35,225	32,936	6.9%	106,980	98,935	8.1%
Total adjusted gross profits	$706,077	$735,253	(4.0)%	$2,072,396	$2,080,391	(0.4)%
____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

GAAP to Non-GAAP Reconciliation
(unaudited, in thousands)
Our adjusted gross profit is a non-GAAP financial measure. Adjusted gross profit is calculated as gross profit excluding amortization of internally developed software utilized to directly serve our customers and contracted carriers. We believe adjusted gross profit is a useful measure of our ability to source, add value, and sell services and products that are provided by third parties, and we consider adjusted gross profit to be a primary performance measurement. Accordingly, the discussion of our results of operations often focuses on the changes in our adjusted gross profit. The reconciliation of gross profit to adjusted gross profit is presented below (in thousands):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	% change	2025	2024	% change
Revenues:
Transportation	$3,783,535	$4,278,300	(11.6)%	$11,252,110	$12,482,818	(9.9)%
Sourcing	353,311	366,341	(3.6)%	1,068,019	1,057,482	1.0%
Total revenues	4,136,846	4,644,641	(10.9)%	12,320,129	13,540,300	(9.0)%
Costs and expenses:
Purchased transportation and related services	3,112,683	3,575,983	(13.0)%	9,286,694	10,501,362	(11.6)%
Purchased products sourced for resale	318,086	333,405	(4.6)%	961,039	958,547	0.3%
Direct internally developed software amortization	14,420	11,441	26.0%	43,767	32,546	34.5%
Total direct expenses	3,445,189	3,920,829	(12.1)%	10,291,500	11,492,455	(10.4)%
Gross profit	$691,657	$723,812	(4.4)%	$2,028,629	$2,047,845	(0.9)%
Plus: Direct internally developed software amortization	14,420	11,441	26.0%	43,767	32,546	34.5%
Adjusted gross profit	$706,077	$735,253	(4.0)%	$2,072,396	$2,080,391	(0.4)%
Our adjusted operating margin is a non-GAAP financial measure calculated as operating income divided by adjusted gross profit. Our adjusted operating margin - excluding restructuring, lease impairment charge and/or loss on divestiture is a similar non-GAAP financial measure as adjusted operating margin, but also excludes the impact of restructuring, lease impairment, and/or losses from divestiture. We believe adjusted operating margin and adjusted operating margin - excluding restructuring, lease impairment charge and/or loss on divestiture are useful measures of our profitability in comparison to our adjusted gross profit, which we consider a primary performance metric as discussed above. The comparisons of operating margin to adjusted operating margin and adjusted operating margin - excluding restructuring, lease impairment charge and/or loss on divestiture are presented below:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2025	2024	% change		2025	2024	% change

Total revenues	$4,136,846	$4,644,641	(10.9)%		$12,320,129	$13,540,300	(9.0)%
Income from operations	220,836	180,119	22.6%		613,608	485,342	26.4%
Operating margin	5.3%	3.9%	140 bps		5.0%	3.6%	140 bps

Adjusted gross profit	$706,077	$735,253	(4.0)%		$2,072,396	$2,080,391	(0.4)%
Income from operations	220,836	180,119	22.6%		613,608	485,342	26.4%
Adjusted operating margin	31.3%	24.5%	680	bps	29.6%	23.3%	630	bps

Adjusted gross profit	$706,077	$735,253	(4.0)%		$2,072,396	$2,080,391	(0.4)%
Adjusted income from operations	230,590	241,584	(4.6)%		636,285	574,941	10.7%
Adjusted operating margin - excluding restructuring, lease impairment charge, and/or loss on divestiture	32.7%	32.9%	(20)	bps	30.7%	27.6%	310	bps

GAAP to Non-GAAP Reconciliation
(unaudited, in thousands)

Our adjusted income (loss) from operations, adjusted operating margin - excluding restructuring, lease impairment charge and/or loss on divestiture, adjusted net income and adjusted net income per share (diluted) are non-GAAP financial measures. These non-GAAP measures are calculated excluding the impact of restructuring, lease impairment, and/or losses from divestiture. We believe that these measures provide useful information to investors and include them within our internal reporting to our chief operating decision maker. Accordingly, the discussion of our results of operations includes discussion on the changes in our adjusted income (loss) from operations, adjusted operating margin - excluding restructuring, lease impairment charge and/or loss on divestiture, adjusted net income and adjusted net income per share (diluted). The reconciliation of these non-GAAP measures are presented below (in thousands except per share data):

Non-GAAP Reconciliation:	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended September 30, 2025
Income (loss) from operations	$172,878	$49,021	$(1,063)	$220,836
Severance and other personnel expenses	1,199	8,403	126	9,728
Other selling, general, and administrative expenses	75	127	(176)	26
Total adjustments to income (loss) from operations(1)	1,274	8,530	(50)	9,754
Adjusted income (loss) from operations	$174,152	$57,551	$(1,113)	$230,590

Adjusted gross profit	$444,139	$191,755	$70,183	$706,077
Adjusted income (loss) from operations	174,152	57,551	(1,113)	230,590
Adjusted operating margin - excluding restructuring and loss on divestiture	39.2%	30.0%	N/M	32.7%

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Nine Months Ended September 30, 2025
Income (loss) from operations	$480,540	$143,294	$(10,226)	$613,608
Severance and other personnel expenses	1,876	10,979	1,948	14,803
Other selling, general, and administrative expenses	75	127	7,672	7,874
Total adjustments to income (loss) from operations(2)	1,951	11,106	9,620	22,677
Adjusted income (loss) from operations	$482,491	$154,400	$(606)	$636,285

Adjusted gross profit	$1,294,711	$563,964	$213,721	$2,072,396
Adjusted income (loss) from operations	482,491	154,400	(606)	636,285
Adjusted operating margin - excluding lease impairment charge, restructuring, and loss on divestiture	37.3%	27.4%	N/M	30.7%

	Three Months Ended September 30, 2025		Nine Months Ended September 30, 2025
	$ in 000's	per share	$ in 000's	per share
Net income and per share (diluted)	$162,987	$1.34	$450,760	$3.71
Lease impairment charge, pre-tax	—	—	6,259	0.05
Restructuring and related costs, pre-tax	9,930	0.07	13,811	0.11
(Gain) loss on divestiture, pre-tax	(176)	—	2,607	0.02
Tax effect of adjustments	(2,449)	(0.01)	(4,480)	(0.03)
Adjusted net income and per share (diluted)	$170,292	$1.40	$468,957	$3.86
____________________________________________
(1) The three months ended September 30, 2025 includes severance and other personnel expenses of $9.7 million related to workforce reductions.
(2) The nine months ended September 30, 2025 includes severance and other personnel expenses of $14.8 million primarily related to workforce reductions and $7.9 million of other charges, which include a $6.3 million impairment charge on our Kansas City regional center lease resulting from the execution of a sublease agreement on a portion of the building.

Non-GAAP Reconciliation:	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended September 30, 2024
Income (loss) from operations	$148,767	$88,115	$(56,763)	$180,119
Severance and other personnel expenses	1,238	461	1,221	2,920
Other selling, general, and administrative expenses	560	855	57,130	58,545
Total adjustments to income (loss) from operations(1)	1,798	1,316	58,351	61,465
Adjusted income from operations	$150,565	$89,431	$1,588	$241,584

Adjusted gross profit	$420,664	$234,636	$79,953	$735,253
Adjusted income from operations	150,565	89,431	1,588	241,584
Adjusted operating margin - excluding restructuring and loss on divestiture	35.8%	38.1%	2.0%	32.9%

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Nine Months Ended September 30, 2024
Income (loss) from operations	$398,764	$160,649	$(74,071)	$485,342
Severance and other personnel expenses	9,022	5,855	5,430	20,307
Other selling, general, and administrative expenses	6,214	2,448	60,630	69,292
Total adjustments to income (loss) from operations(2)	15,236	8,303	66,060	89,599
Adjusted income (loss) from operations	$414,000	$168,952	$(8,011)	$574,941

Adjusted gross profit	$1,237,431	$598,748	$244,212	$2,080,391
Adjusted income (loss) from operations	414,000	168,952	(8,011)	574,941
Adjusted operating margin - excluding restructuring and loss on divestiture	33.5%	28.2%	N/M	27.6%

	Three Months Ended September 30, 2024		Nine Months Ended September 30, 2024
	$ in 000's	per share	$ in 000's	per share
Net income and per share (diluted)	$97,229	$0.80	$316,384	$2.63
Restructuring and related costs, pre-tax	4,429	0.04	32,563	0.28
Loss on divestiture, pre-tax	57,036	0.47	57,036	0.47
Tax effect of adjustments	(3,176)	(0.03)	(9,922)	(0.08)
Adjusted net income and per share (diluted)	$155,518	$1.28	$396,061	$3.30
____________________________________________
(1) The three months ended September 30, 2024 includes severance and other personnel expenses of $2.9 million related to workforce reductions and $58.5 million of other charges, which includes a $57.0 million loss on the divestiture of our Europe Surface Transportation business.
(2) The nine months ended September 30, 2024 includes severance and other personnel expenses of $20.3 million related to workforce reductions and $69.3 million of other charges, which includes a $57.0 million loss on the divestiture of our Europe Surface Transportation business, an impairment of internally developed software, and charges related to reducing our facilities footprint including early termination or abandonment of office buildings under operating leases.

Condensed Consolidated Statements of Income
(unaudited, in thousands, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,

	2025	2024	% change	2025	2024	% change

Revenues:
Transportation	$3,783,535	$4,278,300	(11.6)%	$11,252,110	$12,482,818	(9.9)%
Sourcing	353,311	366,341	(3.6)%	1,068,019	1,057,482	1.0%
Total revenues	4,136,846	4,644,641	(10.9)%	12,320,129	13,540,300	(9.0)%
Costs and expenses:
Purchased transportation and related services	3,112,683	3,575,983	(13.0)%	9,286,694	10,501,362	(11.6)%
Purchased products sourced for resale	318,086	333,405	(4.6)%	961,039	958,547	0.3%
Personnel expenses	349,302	361,559	(3.4)%	1,033,177	1,101,868	(6.2)%
Other selling, general, and administrative expenses	135,939	193,575	(29.8)%	425,611	493,181	(13.7)%
Total costs and expenses	3,916,010	4,464,522	(12.3)%	11,706,521	13,054,958	(10.3)%
Income from operations	220,836	180,119	22.6%	613,608	485,342	26.4%
Interest and other income/expense, net	(15,602)	(36,282)	(57.0)%	(57,679)	(74,587)	(22.7)%
Income before provision for income taxes	205,234	143,837	42.7%	555,929	410,755	35.3%
Provision for income taxes	42,247	46,608	(9.4)%	105,169	94,371	11.4%
Net income	$162,987	$97,229	67.6%	$450,760	$316,384	42.5%

Net income per share (basic)	$1.36	$0.81	67.9%	$3.75	$2.65	41.5%
Net income per share (diluted)	$1.34	$0.80	67.5%	$3.71	$2.63	41.1%

Weighted average shares outstanding (basic)	119,887	119,860	—%	120,363	119,542	0.7%
Weighted average shares outstanding (diluted)	121,349	121,179	0.1%	121,413	120,155	1.0%

Business Segment Information
(unaudited, in thousands, except average employee headcount)

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended September 30, 2025
Total revenues	$2,965,694	$786,347	$384,805	$4,136,846
Adjusted gross profits(1)	444,139	191,755	70,183	706,077
Income (loss) from operations	172,878	49,021	(1,063)	220,836
Depreciation and amortization	4,874	2,250	18,705	25,829
Total assets(2)	2,978,317	1,233,692	1,015,845	5,227,854
Average employee headcount	5,187	4,245	3,127	12,559

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended September 30, 2024
Total revenues	$2,934,617	$1,141,190	$568,834	$4,644,641
Adjusted gross profits(1)	420,664	234,636	79,953	735,253
Income (loss) from operations	148,767	88,115	(56,763)	180,119
Depreciation and amortization	4,904	2,608	16,436	23,948
Total assets(2)	3,026,031	1,566,427	1,020,897	5,613,355
Average employee headcount	5,595	4,552	3,938	14,085

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Nine Months Ended September 30, 2025
Total revenues	$8,752,341	$2,359,035	$1,208,753	$12,320,129
Adjusted gross profits(1)	1,294,711	563,964	213,721	2,072,396
Income (loss) from operations	480,540	143,294	(10,226)	613,608
Depreciation and amortization	14,498	6,577	55,262	76,337
Total assets(2)	2,978,317	1,233,692	1,015,845	5,227,854
Average employee headcount	5,234	4,380	3,339	12,953

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Nine Months Ended September 30, 2024
Total revenues	$8,924,839	$2,921,050	$1,694,411	$13,540,300
Adjusted gross profits(1)	1,237,431	598,748	244,212	2,080,391
Income (loss) from operations	398,764	160,649	(74,071)	485,342
Depreciation and amortization	15,779	8,245	48,856	72,880
Total assets(2)	3,026,031	1,566,427	1,020,897	5,613,355
Average employee headcount	5,800	4,714	4,023	14,537
____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained above. The difference between adjusted gross profits and gross profits is not material.
(2) All cash and cash equivalents are included in All Other and Corporate.

Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	September 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$136,837	$145,762
Receivables, net of allowance for credit loss	2,542,704	2,383,709
Contract assets, net of allowance for credit loss	177,623	200,332
Prepaid expenses and other	129,326	102,166
Assets held for sale	—	137,634
Total current assets	2,986,490	2,969,603

Property and equipment, net of accumulated depreciation and amortization	120,733	127,189
Right-of-use lease assets	291,051	334,738
Intangible and other assets, net of accumulated amortization	1,829,580	1,866,396
Total assets	$5,227,854	$5,297,926

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$1,307,766	$1,212,132
Accrued expenses:
Compensation	172,356	180,801
Transportation expense	139,180	153,274
Income taxes	24,108	9,326
Other accrued liabilities	168,458	173,318
Current lease liabilities	72,200	72,842
Current portion of debt	—	455,792
Liabilities held for sale	—	67,413
Total current liabilities	1,884,068	2,324,898

Long-term debt	1,183,150	921,857
Noncurrent lease liabilities	247,068	290,641
Noncurrent income taxes payable	42,776	23,472
Deferred tax liabilities	9,717	12,565
Other long-term liabilities	4,034	2,442
Total liabilities	3,370,813	3,575,875

Total stockholders’ investment	1,857,041	1,722,051
Total liabilities and stockholders’ investment	$5,227,854	$5,297,926

Condensed Consolidated Statements of Cash Flow
(unaudited, in thousands, except operational data)

	Nine Months Ended September 30,
Operating activities:	2025	2024

Net income	$450,760	$316,384
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	76,337	72,880
Provision for credit losses	6,571	3,755
Stock-based compensation	62,774	64,249
Deferred income taxes	30,564	(7,033)
Excess tax benefit on stock-based compensation	(15,621)	(5,509)
Change in loss on disposal group	(569)	48,232
Other operating activities	7,172	11,845
Changes in operating elements:
Receivables	(89,325)	(398,059)
Contract assets	23,035	(88,171)
Prepaid expenses and other	(26,521)	24,588
Right of use asset	42,475	5,884
Accounts payable and outstanding checks	79,171	77,397
Accrued compensation	(9,903)	33,921
Accrued transportation expenses	(14,094)	68,588
Accrued income taxes	49,418	10,634
Other accrued liabilities	(16,168)	4,809
Lease liability	(49,701)	(5,917)
Other assets and liabilities	2,730	2,677
Net cash provided by operating activities	609,105	241,154
Investing activities:
Purchases of property and equipment	(16,615)	(19,977)
Purchases and development of software	(38,246)	(39,122)
Proceeds from divestiture	27,737	—
Net cash used for investing activities	(27,124)	(59,099)
Financing activities:
Proceeds from stock issued for employee benefit plans	112,076	79,914
Stock tendered for payment of withholding taxes	(57,982)	(23,902)
Repurchase of common stock	(240,257)	—
Cash dividends	(227,053)	(220,256)
Proceeds from long-term borrowings	344,000	—
Payments on long-term borrowings	(512,000)	(10,000)
Proceeds from short-term borrowings	1,548,800	2,461,500
Payments on short-term borrowings	(1,575,800)	(2,471,500)
Net cash used for financing activities	(608,216)	(184,244)
Effect of exchange rates on cash and cash equivalents	6,534	(653)
Net change in cash and cash equivalents, including cash and cash equivalents classified within assets held for sale	(19,701)	(2,842)
Plus: net decrease (increase) in cash and cash equivalents within assets held for sale	10,776	(10,978)
Cash and cash equivalents, beginning of period	145,762	145,524
Cash and cash equivalents, end of period	$136,837	$131,704
	As of September 30,
Operational Data:	2025	2024
Employees	12,314	13,956

Source: C.H. Robinson
CHRW-IR